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                                                                    EXHIBIT 23.5


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement filed pursuant to Rule 424(b)(5) for Registration Statement No. 333-88694 of Gray Television, Inc. (formerly Gray Communications Systems, Inc.) for the registration of $100,000,000 of 9 1/4% Senior Subordinated Notes due 2011 and to the incorporation by reference therein of our reports dated January 29, 2001 with respect to the consolidated financial statements and schedule of Gray Television, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Atlanta, Georgia
September 5, 2002